Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2015, relating to the statements of net assets available for benefits as of December 31, 2014 and 2013 and the statement of changes in net assets available for benefits for the year ended December 31, 2014 and the related supplemental schedule thereto which appears in the Annual Report of the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees on Form 11-K for the year ended December 31, 2014.

/s/ BDO USA, LLP

BDO USA, LLP
Richmond, Virginia
July 8, 2015